Exhibit 99.1

Axonics® Announces Closing of $110 Million
Public Offering of Common Stock

IRVINE, Calif – November 22, 2019 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), (“Axonics”), a medical technology company that has developed and is commercializing novel implantable rechargeable sacral neuromodulation (“SNM”) devices for the treatment of bladder and bowel dysfunction, today announced the closing of its public offering of 5,000,000 shares of common stock at the offering price of $22 per share. The gross proceeds from the offering to Axonics, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $101 million. The offering consisted of 4,595,000 shares offered by Axonics and 405,000 shares offered by selling stockholders of Axonics. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 750,000 shares of common stock from Axonics on the same terms and conditions. Axonics will not receive any proceeds from the sale of shares by the selling stockholders.

BofA Securities and Barclays acted as joint book-running managers for the offering and representatives of the underwriters. Wells Fargo Securities acted as lead manager for the offering.

The shares described above are being offered pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Axonics with the Securities and Exchange Commission (“SEC”) on November 6, 2019 and was declared effective on November 18, 2019. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting: BofA Securities, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or Barclays, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by e-mail at Barclaysprospectus@broadridge.com.

About Axonics Modulation Technologies, Inc.

Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. For more information, visit the Company’s website at www.axonics.com.

Axonics’ Contact
Axonics Modulation Technologies, Inc.
Dan Dearen, +1-949-396-6320
President & Chief Financial Officer
ir@axonics.com
Investor & Media Contact
W2Opure
Matt Clawson, +1-949-370-8500
mclawson@w2ogroup.com